As filed with the Securities and Exchange Commission on March 25, 2005.
Registration No. 333-123178

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Asset Acceptance Capital Corp.
(Exact name of registrant as specified in its charter)

Delaware	7322	80-0076779
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
28405 Van Dyke Avenue
Warren, Michigan 48093
(586) 939-9600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Nathaniel F. Bradley IV
President and Chief Executive Officer
28405 Van Dyke Avenue
Warren, Michigan 48093
(586) 939-9600
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Michael Bernard, Esq. Dykema Gossett PLLC 400 Renaissance Center Detroit, Michigan 48243 Phone: (313) 568-6800 Fax: (313) 568-6832	Fred B. White III, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Phone: (212) 735-3000 Fax: (212) 735-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), please check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      The purpose of this Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-123178) initially filed with the SEC on March 7, 2005, as amended by Amendment No. 1 filed with the SEC on March 15, 2005, is to amend and restate Part II, Item 15, Recent Sales of Unregistered Securities, to amend and restate Part II, Item 16, Exhibits, and to file Exhibit 1.1. No other changes have been made to this Registration Statement on Form S-1.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. The Registrant will bear the expenses of this offering, except commissions paid to the underwriters.

SEC Registration Fee	$13,752.07
NASD Fee	12,184.00
Printing and Engraving Expenses	160,000.00
Legal Fees and Expenses	250,000.00
Accounting Fees and Expenses	50,000.00
Blue Sky Fees and Expenses	5,000.00
Transfer Agent and Registrar Fees and Expenses	2,500.00
Miscellaneous	81,563.93

Total	$575,000.00

      The registrant will bear all of the expenses shown above.

Item 14.	Indemnification of Directors and Officers
      The Registrant’s amended and restated certificate of incorporation provides that its directors will not be personally liable for monetary damages to the Registrant or any of its stockholders for breaches of their fiduciary duty as directors. However, they remain liable for any breach of the director’s duty of loyalty to the Registrant or its stockholders, acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law, payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law (“DGCL”), and any transaction from which the directors derived an improper personal benefit. This provision would have no effect on the availability of equitable remedies or non-monetary relief, such an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against a director arising out of his or her role as a director and not in any other capacity (such as an officer or employee). Further, liability of a director for violations of the federal or state securities laws will not be limited by this provision.
      In addition, the Registrant is obligated in some situations, under its amended and restated certificate of incorporation and its amended and restated bylaws to indemnify each of its directors and officers to the fullest extent permitted by Delaware law. The Registrant must indemnify its directors and officers with respect to all expenses, liabilities and losses reasonably incurred or suffered in any action, suit or proceeding in which the person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that the person is or was the Registrant’s director or officer. The Registrant is obligated to pay the reasonable expenses of the directors or officers incurred in defending the proceedings if the indemnified party agrees to repay all amounts advanced by it if it is ultimately determined that the indemnified party is not entitled to indemnification. The Registrant also maintains customary insurance covering directors and officers.
      Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudicated to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Item 15.	Recent Sales of Unregistered Securities
      In the three years preceding the filing of this Registration Statement, the Registrant has issued the following securities that were not registered under the Securities Act.

•	On September 30, 2002, Asset Acceptance Holdings LLC was formed for the purpose of consummating an equity recapitalization with AAC Investors, Inc., a Virginia corporation. In connection with the consummation of the recapitalization transaction, AAC Investors, Inc. received 60% of the equity membership interests in Asset Acceptance Holdings LLC. Consumer Credit Corp., and RBR Holding Corp., received $250,000 and 1% of the equity membership interests of Asset Acceptance Holdings LLC, and $45,550,000 and 39% of the equity membership interests of Asset Acceptance Holdings, respectively. In January 2003, Consumer Credit Corp. was merged with and into RBR Credit Corp. This issuance was effected pursuant to the registration exemption afforded by Section 4(2) of the Securities Act.

•	On September 30, 2002, Asset Acceptance Holdings LLC adopted the Year 2002 Share Appreciation Rights Plan pursuant to which approximately 60 employees were granted share appreciation rights entitling the holder to receive compensation under certain circumstances for an appreciation in the value of Asset Acceptance Holdings LLC. The share appreciation rights were subject to vesting and payment restrictions based upon term of the holder’s employment with Asset Acceptance Holdings LLC. In connection with the consummation of our initial public offering, Asset Acceptance Holdings LLC exercised its right to vest 100% of the share appreciation rights held by the holders which, resulted in the issuance, on February 10, 2004, of 1,776,826 unregistered shares of the common stock of Asset Acceptance Capital Corp. to the holders as payment for a portion of the purchase price for these rights. This issuance was effected pursuant to the registration exemption afforded by Rule 701 and/or Section 4(2) of the Securities Act.

•	On February 4, 2004, pursuant to a Share Exchange Agreement entered into on October 24, 2003, all of the shares of capital stock of AAC Investors, Inc. and RBR Holding Corp., which held 60% and 40% ownership interests in Asset Acceptance Holdings LLC, respectively, were contributed to Asset Acceptance Capital Corp. in exchange for all of the shares of common stock of Asset Acceptance Capital Corp. A total of 28,448,449 shares were issued to the stockholders of AAC Investors, Inc. and RBR Holding Corp., with 16,004,017 shares and 12,444,432 shares issued to the stockholders of AAC

Investors, Inc. and the stockholders of RBR Holding Corp., respectively. The issuance was effected pursuant to the registration exemption afforded by Regulation D and/or Section 4(2) of the Securities Act.

•	The non-employee directors of Asset Acceptance Capital Corp. have the right to receive a quarterly fee in the amount of $5,000. In lieu of the cash fee, the non-employee directors who are eligible to receive options under the 2004 stock incentive plan have the right to receive immediately vested options to purchase shares of the common stock of Asset Acceptance Capital Corp. in an amount equal to three times the cash fee. These options were issued in private placements in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. Each option entitles the holder to purchase one share of the common stock of Asset Acceptance Capital Corp. at a weighted average exercise price of $17.03. Pursuant to the plan during the fiscal year ended December 31, 2004, the following options were issued to the non-management directors: Jennifer L. Adams, 17,444; Terrence L. Daniels, 17,444; Donald Haider, 17,444; Anthony Ignaczak, 17,444; H. Eugene Lockhart, 17,444; William I. Jacobs, 15,834; and William F. Pickard, 15,834.

      No underwriters were involved in the foregoing sales of securities. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16.	Exhibits
      (a) Exhibits and Financial Statement Schedules
      The following exhibits are filed as part of this Registration Statement:

Exhibit
Number		Description

1.1		Form of Underwriting Agreement
2	.1(1)	Asset Contribution and Securities Purchase Agreement among Asset Acceptance Holdings LLC, AAC Holding Corp., Consumer Credit Corp., their respective shareholders and AAC Investors, Inc. dated September 30, 2002
2	.2(2)	Share Exchange Agreement dated October 24, 2003, among Asset Acceptance Capital Corp., AAC Investors, Inc., RBR Holding Corp. and the other parties thereto
3	.1(4)	Amended and Restated Certificate of Incorporation of Asset Acceptance Capital Corp.
3	.2(4)	Amended and Restated Bylaws of Asset Acceptance Capital Corp.
4	.1(3)	Form of Common Stock Certificate
5	.1*	Opinion of Dykema Gossett PLLC
10	.1(1)	Credit Agreement dated September 30, 2002, between Asset Acceptance, LLC, Financial Credit, LLC, CFC Financial, LLC, Consumer Credit, LLC, Bank One, N.A., Standard Federal Bank, N.A., National City Bank of Michigan/Illinois, Fifth Third Bank, Eastern Michigan, Comerica Bank and Bank One, N.A., as Agent, as amended
10	.2(1)	CC Option Agreement dated September 30, 2002 between Asset Acceptance Holdings LLC and Rufus H. Reitzel, Jr.
10	.3(3)	Form of Amended and Restated Registration Rights Agreement among Asset Acceptance Capital Corp. and its stockholders
10	.4(1)	Asset Acceptance Holdings LLC Year 2002 Share Appreciation Rights Plan effective as of September 30, 2002
10	.5(2)	Form of Share Appreciation Rights Agreement used in connection with grants under the Asset Acceptance Holdings LLC Year 2002 Share Appreciation Rights Plan
10	.6(3)	Form of 2004 Stock Incentive Plan
10.7		[Intentionally Left Blank]
10.8		[Intentionally Left Blank]
10.9		[Intentionally Left Blank]

Exhibit
Number		Description

10	.10(2)	Lease dated November 17, 2000 between Brooklyn Heights Business Park Limited and Asset Acceptance Corp. for the property located at 600 Safeguard Plaza, Brooklyn Heights, Ohio, as amended
10.11		[Intentionally Left Blank]
10	.12(2)	Industrial Gross Lease Agreement dated June 28, 2000 between Nottingham Village, Inc. and Asset Acceptance Corp, as success or to Alegis Group, L.P. and Sherman Financial Group, LLC, for the property located at 9940 Franklin Square Drive, Baltimore, Maryland, as amended
10	.13(2)	Lease dated February 15, 2002 between Alpha Drive Development Associates, L.L.C. and Asset Acceptance Corp. for the property located at 48325 Alpha Drive, Wixom, Michigan
10	.14(2)	Lease Agreement dated April 25, 2003 between Northpoint Atrium Limited Partnership and Asset Acceptance, LLC for the property located at 10500 Heritage Street, San Antonio, Texas
10	.15(2)	Lease Agreement dated July 25, 2003 between Orsett/Piedmont Limited Liability Company and Asset Acceptance, LLC for the property located at 9801 South 51st Street, Phoenix, Arizona
10	.16(3)	Business Lease dated August 25, 2003 between First Industrial Development Services, Inc. and Asset Acceptance, LLC for the property located in Hilsborough County, Florida, as amended by First Amendment to Lease dated December 29, 2003
10	.17(2)	Lease Agreement dated October 31, 2003 by and between VanDyke Office LLC and Asset Acceptance, LLC for the property located at 28405 Van Dyke Avenue, Warren, Michigan
10	.18(3)	Employment Agreement dated September 30, 2002, between Rufus H. Reitzel, Jr. and Asset Acceptance Holdings LLC and the form of Amendment No. 1 thereto
10	.19(3)	Employment Agreement dated September 30, 2002, between Nathaniel F. Bradley IV and Asset Acceptance Holdings LLC and the form of Amendment No. 1 thereto
10	.20(3)	Employment Agreement dated September 30, 2002, between Mark A. Redman and Asset Acceptance Holdings LLC and the form of Amendment No. 1 thereto
10	.21(3)	Employment Agreement dated September 30, 2002, between Heather K. Reitzel and Asset Acceptance Holdings LLC and the form of Amendment No. 1 thereto
10	.22(2)	Agreement between Ontario Systems Corporation and Lee Acceptance Corp. dated June 26, 1992, as amended
10	.23(4)	Third Amendment To Credit Agreement, dated as of January 30, 2004 by and among Asset Acceptance, LLC, Financial Credit, LLC, CFC Financial, LLC, Consumer Credit, LLC and Med-Fi Acceptance, LLC, and Bank One, NA, Standard Federal Bank, NA, National City Bank of Michigan/ Illinois, Fifth Third Bank, Eastern Michigan and Comerica Bank
10	.24(4)	Guaranty Agreement, dated as of January 30, 2004 by Asset Acceptance Capital Corp.
10	.25(4)	Guaranty Agreement, dated as of January 30, 2004 by Asset Acceptance Holdings LLC
10	.26(4)	Guaranty Agreement, dated as of January 30, 2004 by RBR Holding Corp.
10	.27(4)	Guaranty Agreement, dated as of January 30, 2004 by AAC Investors, Inc.
10	.28(5)	Fourth Amendment to Credit Agreement
10	.29**	First Amendment to Lease Agreement and Second Amendment to Lease Agreement (for property located at 28405 Van Dyke Avenue, Warren, Michigan)
21	.1*	Subsidiaries of Asset Acceptance Capital Corp.
23	.1*	Consent of Ernst & Young LLP
23	.2*	Consent of Dykema Gossett PLLC (included as Exhibit 5.1)
24	.1*	Power of attorney

*	Previously filed as an exhibit to Registration Statement on Form S-1 (SEC file no. 333-123178), originally filed on March 7, 2005.

**	Previously filed as an exhibit to Amendment No. 1 to Registration Statement on Form S-1 (SEC file no. 333-123178), originally filed on March 15, 2005.

(1)	Incorporated by reference to the same numbered exhibit previously filed with our Registration Statement on Form S-1 (SEC file no. 333-109987), originally filed on October 24, 2003 and declared effective on February 4, 2004.

(2)	Incorporated by reference to the same numbered exhibit previously filed with Amendment No. 1 to our Registration Statement on Form S-1 (SEC file no. 333-109987), originally filed on December 24, 2003 and declared effective on February 4, 2004.

(3)	Incorporated by reference to the same numbered exhibit previously filed with Amendment No. 2 to our Registration Statement on Form S-1 (SEC file no. 333-109987), originally filed on January 20, 2004 and declared effective on February 4, 2004.

(4)	Incorporated by reference to the same numbered exhibit previously filed with our Annual Report on Form 10-K, originally filed on March 25, 2004.

(5)	Incorporated by reference to Exhibit 10.23 previously filed with our Current Report on Form 8-K, originally filed on December 30, 2004.
      (b) Financial Statement Schedules
      The financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.	Undertakings
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The Registrant hereby undertakes:

(1) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of Michigan on March 25, 2005.

ASSET ACCEPTANCE CAPITAL CORP.

By:	/s/ Nathaniel F. Bradley IV

Nathaniel F. Bradley IV,
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on March 25, 2005.

Title

/s/ Nathaniel F. Bradley IV Nathaniel F. Bradley IV	President, Chief Executive Officer and Director (principal executive officer)

/s/ Mark A. Redman Mark A. Redman	Vice President-Finance and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Jennifer Adams* Jennifer Adams	Director

/s/ Terrence D. Daniels* Terrence D. Daniels	Director

/s/ Donald Haider* Donald Haider	Director

/s/ Anthony R. Ignaczak* Anthony R. Ignaczak	Director

/s/ William I. Jacobs* William I. Jacobs	Director

/s/ H. Eugene Lockhart* H. Eugene Lockhart	Director

/s/ William F. Pickard* William F. Pickard	Director

/s/ Rufus H. Reitzel, Jr.* Rufus H. Reitzel, Jr.	Director

* By: /s/ Nathaniel F. Bradley IV Nathaniel F. Bradley IV, Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description

1.1		Form of Underwriting Agreement
2	.1(1)	Asset Contribution and Securities Purchase Agreement among Asset Acceptance Holdings LLC, AAC Holding Corp., Consumer Credit Corp., their respective shareholders and AAC Investors, Inc. dated September 30, 2002
2	.2(2)	Share Exchange Agreement dated October 24, 2003, among Asset Acceptance Capital Corp., AAC Investors, Inc., RBR Holding Corp. and the other parties thereto
3	.1(4)	Amended and Restated Certificate of Incorporation of Asset Acceptance Capital Corp.
3	.2(4)	Amended and Restated Bylaws of Asset Acceptance Capital Corp.
4	.1(3)	Form of Common Stock Certificate
5	.1*	Opinion of Dykema Gossett PLLC
10	.1(1)	Credit Agreement dated September 30, 2002, between Asset Acceptance, LLC, Financial Credit, LLC, CFC Financial, LLC, Consumer Credit, LLC, Bank One, N.A., Standard Federal Bank, N.A., National City Bank of Michigan/Illinois, Fifth Third Bank, Eastern Michigan, Comerica Bank and Bank One, N.A., as Agent, as amended
10	.2(1)	CC Option Agreement dated September 30, 2002 between Asset Acceptance Holdings LLC and Rufus H. Reitzel, Jr.
10	.3(3)	Form of Amended and Restated Registration Rights Agreement among Asset Acceptance Capital Corp. and its stockholders
10	.4(1)	Asset Acceptance Holdings LLC Year 2002 Share Appreciation Rights Plan effective as of September 30, 2002
10	.5(2)	Form of Share Appreciation Rights Agreement used in connection with grants under the Asset Acceptance Holdings LLC Year 2002 Share Appreciation Rights Plan
10	.6(3)	Form of 2004 Stock Incentive Plan
10.7		[Intentionally Left Blank]
10.8		[Intentionally Left Blank]
10.9		[Intentionally Left Blank]
10	.10(2)	Lease dated November 17, 2000 between Brooklyn Heights Business Park Limited and Asset Acceptance Corp. for the property located at 600 Safeguard Plaza, Brooklyn Heights, Ohio, as amended
10.11		[Intentionally Left Blank]
10	.12(2)	Industrial Gross Lease Agreement dated June 28, 2000 between Nottingham Village, Inc. and Asset Acceptance Corp, as success or to Alegis Group, L.P. and Sherman Financial Group, LLC, for the property located at 9940 Franklin Square Drive, Baltimore, Maryland, as amended
10	.13(2)	Lease dated February 15, 2002 between Alpha Drive Development Associates, L.L.C. and Asset Acceptance Corp. for the property located at 48325 Alpha Drive, Wixom, Michigan
10	.14(2)	Lease Agreement dated April 25, 2003 between Northpoint Atrium Limited Partnership and Asset Acceptance, LLC for the property located at 10500 Heritage Street, San Antonio, Texas
10	.15(2)	Lease Agreement dated July 25, 2003 between Orsett/Piedmont Limited Liability Company and Asset Acceptance, LLC for the property located at 9801 South 51st Street, Phoenix, Arizona
10	.16(3)	Business Lease dated August 25, 2003 between First Industrial Development Services, Inc. and Asset Acceptance, LLC for the property located in Hilsborough County, Florida, as amended by First Amendment to Lease dated December 29,2003
10	.17(2)	Lease Agreement dated October 31, 2003 by and between VanDyke Office LLC and Asset Acceptance, LLC for the property located at 28405 Van Dyke Avenue, Warren, Michigan
10	.18(3)	Employment Agreement dated September 30, 2002, between Rufus H. Reitzel, Jr. and Asset Acceptance Holdings LLC and the form of Amendment No. 1 thereto
10	.19(3)	Employment Agreement dated September 30, 2002, between Nathaniel F. Bradley IV and Asset Acceptance Holdings LLC and the form of Amendment No. 1 thereto

Exhibit
Number		Description

10	.20(3)	Employment Agreement dated September 30, 2002, between Mark A. Redman and Asset Acceptance Holdings LLC and the form of Amendment No. 1 thereto
10	.21(3)	Employment Agreement dated September 30, 2002, between Heather K. Reitzel and Asset Acceptance Holdings LLC and the form of Amendment No. 1 thereto
10	.22(2)	Agreement between Ontario Systems Corporation and Lee Acceptance Corp. dated June 26, 1992, as amended
10	.23(4)	Third Amendment To Credit Agreement, dated as of January 30, 2004 by and among Asset Acceptance, LLC, Financial Credit, LLC, CFC Financial, LLC, Consumer Credit, LLC and Med-Fi Acceptance, LLC, and Bank One, NA, Standard Federal Bank, NA, National City Bank of Michigan/ Illinois, Fifth Third Bank, Eastern Michigan and Comerica Bank
10	.24(4)	Guaranty Agreement, dated as of January 30, 2004 by Asset Acceptance Capital Corp.
10	.25(4)	Guaranty Agreement, dated as of January 30, 2004 by Asset Acceptance Holdings LLC
10	.26(4)	Guaranty Agreement, dated as of January 30, 2004 by RBR Holding Corp.
10	.27(4)	Guaranty Agreement, dated as of January 30, 2004 by AAC Investors, Inc.
10	.28(5)	Fourth Amendment to Credit Agreement
10	.29**	First Amendment to Lease Agreement and Second Amendment to Lease Agreement (for property located at 28405 Van Dyke Avenue, Warren, Michigan)
21	.1*	Subsidiaries of Asset Acceptance Capital Corp.
23	.1*	Consent of Ernst & Young LLP
23	.2*	Consent of Dykema Gossett PLLC (included as Exhibit 5.1)
24	.1*	Power of attorney

*	Previously filed as an exhibit to Registration Statement on Form S-1 (SEC file no. 333-123178), originally filed on March 7, 2005.

**	Previously filed as an exhibit to Amendment No. 1 to Registration Statement on Form S-1 (SEC file no. 333-123178), originally filed on March 15, 2005.

(1)	Incorporated by reference to the same numbered exhibit previously filed with our Registration Statement on Form S-1 (SEC file no. 333-109987), originally filed on October 24, 2003 and declared effective on February 4, 2004.

(2)	Incorporated by reference to the same numbered exhibit previously filed with Amendment No. 1 to our Registration Statement on Form S-1 (SEC file no. 333-109987), originally filed on December 24, 2003 and declared effective on February 4, 2004.

(3)	Incorporated by reference to the same numbered exhibit previously filed with Amendment No. 2 to our Registration Statement on Form S-1 (SEC file no. 333-109987), originally filed on January 20, 2004 and declared effective on February 4, 2004.

(4)	Incorporated by reference to the same numbered exhibit previously filed with our Annual Report on Form 10-K originally filed on March 25, 2004.

(5)	Incorporated by reference to Exhibit 10.23 previously filed with our Current Report on Form 8-K, originally filed on December 30, 2004.